Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

February 12, 2013

To:                             Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) 80,257 shares of the Common Stock, par value $0.0001 per share (the “Common Stock”) of the Company that have been issued in connection with that certain Common Stock Purchase Agreement dated January 15, 2013 by and between the Company and Aspire Capital Fund, LLC (the “Purchase Agreement”)(such shares, the “Commitment Shares”) and (ii) up to 2,919,743 shares of Common Stock that may be issued from time to time (the “Purchase Shares”) pursuant to the Purchase Agreement.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company.  In rendering this opinion, we have assumed: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies, (iii) the accuracy, completeness and authenticity of certificates of public officials, (iv) the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents, and (v) the genuineness and authenticity of all signatures on original documents.  We have also assumed that all individuals executing and delivering documents had the legal capacity to so execute and deliver.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that:

(i)            the Commitment Shares have been duly authorized by the Company and are validly issued, fully paid, and non-assessable; and

350 East Michigan Avenue Suite 300 Kalamazoo, Michigan 49007-3800 Detroit Lansing Oakland County Ann Arbor Kalamazoo

Sunshine Heart, Inc.

February 12, 2013

(ii)           the Purchase Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We are not admitted to practice in the State of Delaware and the law covered by the opinions expressed in this opinion letter is limited to the Delaware General Corporation Law, as amended, in effect on the date of this opinion letter, and we do not express any opinion concerning any other laws.  We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Registration Statement and the related prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

350 East Michigan Avenue Suite 300 Kalamazoo, Michigan 49007-3800 Detroit Lansing Oakland County Ann Arbor Kalamazoo